THRIVENT INVESTMENT MANAGEMENT INC.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

January 29, 2004

John O. Gilbert, Chairman
The AAL Mutual Funds
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Dear Mr. Gilbert:

This letter is to confirm to you that, effective with the merger of various series of The Lutheran Brotherhood Family of Funds into the comparable series of The AAL Mutual Funds, Thrivent Investment Management Inc. ("Thrivent Investment Mgt."), the investment adviser for The AAL Mutual Funds, has voluntarily agreed to temporarily reimburse certain expenses associated with some of the Funds as detailed below:

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2005, to temporarily reimburse certain expenses equal in the aggregate to 0.80% of the average daily net assets with respect to each class of the Thrivent Large Cap Growth Fund.

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2005, to temporarily reimburse certain expenses equal to 0.10% of the average daily net assets with respect to each class of the Thrivent Money Market Fund.

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2004, to temporarily reimburse certain expenses equal to 0.33% of the average daily net assets with respect to Class B shares of the Thrivent Mid Cap Growth Fund.

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2004, to temporarily reimburse certain expenses equal to 0.18% of the average daily net assets with respect to Class B shares of the Thrivent International Fund.

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2004, to temporarily reimburse certain expenses equal to 0.39% of the average daily net assets with respect to Class B shares of the Thrivent Large Cap Stock Fund.

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2004, to temporarily reimburse certain expenses equal to 0.24% of the average daily net assets with respect to Class B shares of the Thrivent High Yield Fund.

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2004, to temporarily reimburse certain expenses equal to 0.31% of the average daily net assets with respect to Class B shares of the Thrivent Income Fund.

  Thrivent Investment Mgt. has voluntarily agreed, through at least December 31, 2004, to temporarily reimburse certain expenses equal to 0.08% of the average daily net assets with respect to Class B shares of the Thrivent Municipal Bond Fund.

Sincerely,

/s/ Charles D. Gariboldi
_______________________________
Charles D. Gariboldi, Vice President